Exhibit (h)(2)
ADMINISTRATION AGREEMENT
     This Administration Agreement is dated [          ], 2011 between GMO SERIES TRUST, a Massachusetts business trust (the “Trust”) on behalf of each of its series listed on Exhibit I hereto (each, a “Fund,” and collectively, the “Funds”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Administrator”).
     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust is authorized to establish separate series and issue shares of beneficial interest (“Shares”) in each Fund;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:
1.	APPOINTMENT OF ADMINISTRATOR AND SERVICES TO BE RENDERED.
     (a) Appointment. The Trust hereby appoints Grantham, Mayo, Van Otterloo & Co. LLC as the Administrator with respect to the Funds to provide or procure administrative support services to shareholders of Shares of each Fund for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services for the compensation herein provided. The Administrator will perform the services set forth below that are designated to it. The Administrator is responsible only for the services that it has specifically agreed to herein.
     (b) Services Rendered. Services rendered by the Administrator will include, without limitation, (i) processing aggregated master account purchase and redemption orders, (ii) coordinating operation of the National Security Clearing Corporation’s Fund/SERV system with intermediary platforms, (iii) providing information about and processing dividend payments, (iv) assisting with distribution of shareholder communications such as proxies, shareholder reports, dividend and tax notices, (v) updating prospectuses, (vi) establishing and maintaining certain information about the Shares on the Administrator’s internet site, (vii) recordkeeping, (viii) providing reports to various regulatory agencies, (ix) providing reports to the Trustees of the Trust regarding the administrative support services provided to the intermediary platform, (x) administering contracts on behalf of Shares of each Fund, (xi) providing direct client service, maintenance and reporting to platform sponsors, retirement plans, and other recordholders of Shares, and otherwise maintaining the relationship with the recordholders, (xii) furnishing office space and equipment, providing bookkeeping and clerical services (excluding determination of net asset value, shareholder accounting services and the fund accounting services for the Fund being supplied by other service providers as the Fund or the Administrator may engage from time to time), and (xiii) providing individuals affiliated with the Administrator to serve as officers of the Trust and paying all salaries, fees and expenses of such officers and Trustees of the Trust who are affiliated with the Administrator. The Administrator may provide these services directly or may contract with third party service providers (“Third Party Servicers”) to provide any or all of these services.

     (c) The Administrator shall not be required to provide directly hereunder any of the foregoing services which may cause the Administrator to be engaged in the business of effecting transactions in securities for the account of others, or to induce or attempt to induce the purchase or sale of any security, but may procure such services on behalf of the Trust from certain Third Party Servicers or Plan Administrators.
     (d) The Administrator shall not be obligated under this Agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Administrator pursuant to this Agreement.
2.	OTHER AGREEMENTS, ETC.
     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlled by or under common control with the Administrator, and that the Administrator and any person controlled by or under common control with the Administrator may have an interest in the Trust. It is also understood that the Administrator and persons controlled by or under common control with the Administrator may have advisory, servicing, distribution or other contracts with other organizations and persons, and may have other interests and businesses.
3.	COMPENSATION TO BE PAID BY THE TRUST TO THE ADMINISTRATOR.
     The Shares of each Fund will pay to the Administrator as compensation for the Administrator’s services rendered and for the expenses borne by the Administrator with respect to such Class of Shares of such Fund pursuant to Section 1, a fee, computed and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine, at the annual rate of such Class’ average daily net asset value set forth on the Fee Rate Schedule attached as Exhibit II hereto. Such fee shall be payable for each month (or other interval) within five (5) business days after the end of such month (or other interval). The Administrator may elect to pay all or any portion of such fee to any Third Party Servicers performing any services listed in Section 1 hereof for the Funds. No compensation paid by the Trust hereunder shall be for services primarily intended to result in the sale of Shares.
     Each Fund will also pay or reimburse the Administrator from time to time for all necessary and proper disbursements, expenses, and charges made or incurred by the Administrator in the performance of this Agreement, including any indemnities for any loss, liabilities or expense to the Administrator. The Administrator will also be entitled to reimbursement from the Trust for all reasonable expenses incurred in conjunction with the termination of this Agreement and any conversion or transfer work done in connection herewith.
     The Administrator may, from time to time, elect to undertake to waive all or a portion of the fee it is entitled to under this Agreement, or reimburse the Funds for certain fees and expenses incurred in connection with the Services.

     If the Administrator shall serve for less than the whole of a month (or other interval), the foregoing compensation shall be prorated.
4.	AMENDMENTS.
     This Contract shall not be amended unless such amendment is approved by the vote of a majority of the Trustees of the Trust.
5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.
     This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter, except that either party hereto may at any time terminate this Contract (or this Contract’s application to one or more Funds) by not more than ninety days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.
     Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.
6.	CERTAIN DEFINITIONS.
     For the purposes of this Contract, the terms “affiliated person”, “control” and “interested person” shall have their respective meanings defined in the 1940 Act, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.
7.	NONLIABILITY OF ADMINISTRATOR AND INDEMNIFICATION
     (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator, its directors, officers, employees, and agents shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.
     (b) The Trust will indemnify the Administrator, its directors, officers, employees, and agents against, and hold it and them harmless from, any and all losses, claims, damages, liabilities, or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Trust or (ii) not resulting from the willful misfeasance, bad faith, or gross negligence of the Administrator in the performance of its obligations and duties hereunder or by reason of its reckless disregard thereof.
     (c) The Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with an instruction from the Trust. The Administrator shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate, or instrument that it reasonably believes to be signed or presented by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any officers, employees, or agents of the Trust until receipt of written notice thereof has been received from the Trust.
     (d) In the event the Administrator is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, or other causes reasonably beyond its control, the Administrator shall not be liable to the Trust for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.
     (e) Notwithstanding anything to the contrary in this Agreement, the liability of the Administrator for any loss or damages directly or indirectly suffered by the Trust in connection with the performance by the Administrator of its obligations hereunder shall in no event exceed the fees paid by the Trust to the Administrator hereunder. In no event shall the Administrator be liable for special, incidental, or consequential damages, even if advised by the possibility of such damages.
8.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.
A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, GMO SERIES TRUST and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

GMO SERIES TRUST
By
Name:
Title:

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
By
Name:
Title:

Exhibit I
GMO Series Trust
List of Series of the Trust Covered by the Administration Agreement
1.	GMO U.S. Core Equity Series Fund

Exhibit II
GMO Series Trust
Administration Fee Schedule

Fund	Class	Administration Fee
GMO U.S. Core Equity Series Fund	R1	0.05%